SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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MICROVISION, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 19, 2003

Dear Microvision Shareholder:

        As you know, Proposal 2 in our Proxy Statement dated April 30, 2003 seeks your approval of the reincorporation of Microvision as a Delaware corporation through a merger of Microvision into its wholly owned Delaware subsidiary. Institutional Shareholder Services (ISS), a leading provider of proxy voting and corporate governance services to institutional and corporate investors, recently reviewed Proposal 2 and concluded it was favorable to stockholders, except for the number of shares of authorized common stock following the merger. Under ISS's formula, 73,437,500 authorized shares is the maximum number ISS would consider favorable to shareholders. We have discussed the formula with ISS, some of our institutional shareholders and internally among management and our Board. While the shares voted to date are strongly in favor of the existing Proposal, the Board has decided to amend it to be consistent with ISS's formula. The amendment would reduce the number of shares of authorized common stock following the Delaware merger from 100 million to 73 million. We believe the reduction of authorized shares appropriately balances the Company's operating requirements with shareholder considerations.

        Accordingly, each reference in our Proxy Statement dated April 30, 2003 to 100,000,000 shares under the headings "Information About the Annual Meeting and Voting," "Background of the Merger and Reincorporation—Increase Authorized Common Stock," and "The Governing Documents of Microvision-WA and Microvision-DE and Relevant Corporate Laws—Authorized Capital Stock," will be deemed to be 73,000,000, and we will make corresponding changes in the Recitals of the Agreement and Plan of Merger and in Article IV of the Certificate of Incorporation of Microvision, Inc., a Delaware corporation. In addition, the reference in Article IV of the Certificate of Incorporation to total authorized capital stock of 125,000,000 shares (Preferred and Common) will be changed to 98,000,000 shares.

        We will hold our annual meeting on June 24, 2003 as originally scheduled, and make our customary presentations to stockholders on that date. However, in order to give shareholders an opportunity to review and act upon the change to Proposal 2, we expect to adjourn the annual meeting with regard to this matter until 9:00 a.m. on July 16, 2003, at 19820 North Creek Parkway, Bothell, WA 98011. As the July 16, 2003 meeting is only expected to accomplish the balloting for Proposal 2, no other presentations are planned.

        If you have already voted and do not wish to change your vote, you need not take any further action. If you have not yet voted or if you wish to change your vote, you may vote by (1) toll-free telephone call at 1-800-Proxies, (2) the Internet at www.voteproxy.com, (3) completing, signing and dating a proxy card and returning it prior to the Proposal balloting, or (4) by attending the meeting and voting in person. If you need any assistance voting your shares or additional proxy materials, please call Morrow & Co., Inc. at (800) 607-0088. If you have already voted, sending in another signed proxy card with a later date, voting again by telephone, Internet or at the annual meeting will revoke your earlier proxy.

        Your Board of Directors recommends a vote FOR Proposal 2, the adoption and approval of the Agreement and Plan of Merger to effect a reincorporation of the Company from the state of Washington to the state of Delaware.

        Thank you for your continuing support.

Sincerely,
/s/ RICHARD F. RUTKOWSKI Richard F. Rutkowski Chief Executive Officer